EXHIBIT 21.1

LIST OF SUBSIDIARIES
FACEBOOK, INC.

Andale, LLC (Delaware)
Cassin Networks ApS (Denmark)
Facebook Holdings, LLC (Delaware)
Facebook Ireland Holdings Unlimited (Ireland)
Facebook Ireland Limited (Ireland)
Facebook Operations, LLC (Delaware)
Facebook Payments Inc. (Delaware)
Facebook Technologies, LLC (Delaware)
FCL Tech Limited (Ireland)
Goldframe LLC (Delaware)
Greater Kudu LLC (Delaware)
Instagram, LLC (Delaware)
KUSU PTE. LTD. (Singapore)
MALKOHA PTE LTD. (Singapore)
Morning Hornet LLC (Delaware)
Novi Financial, Inc. (Delaware)
Pinnacle Sweden AB (Sweden)
Raven Northbrook LLC (Delaware)
Runways Information Services Limited (Ireland)
Scout Development LLC (Delaware)
Siculus, Inc. (Delaware)
Sidecat LLC (Delaware)
Stadion LLC (Delaware)
Starbelt LLC (Delaware)
Vitesse, LLC (Delaware)
WhatsApp Inc. (Delaware)
Winner LLC (Delaware)
Woolhawk LLC (Delaware)